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EXHIBIT 12.1 STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)

                                                                 Years Ended December 31,
                                              ------------------------------------------------------------------
                                                   1999          1998          1997          1996          1995
                                              ------------------------------------------------------------------
Fixed charges:
  Interest expense                            $      60.8     $    17.6     $    21.2     $    25.6     $    33.0
  Capitalized interest                                0.1           0.3           0.6           0.8           0.1
  Interest portion of rental expense                 10.7           8.4           4.7           3.8           2.5

                                              -------------------------------------------------------------------
     Total fixed charges                      $      71.6     $    26.3     $    26.5     $    30.2     $    35.6
                                              ===================================================================
Earnings:
  Income before income taxes and
    cumulative effect of change in
    accounting                                $     528.0     $   105.0     $   226.4     $   119.9     $   160.5
  Fixed charges (above)                              71.6          26.3          26.5          30.2          35.6
  Less: Capitalized interest                          0.1           0.3           0.6           0.8           0.1

                                              -------------------------------------------------------------------
     Total earnings                           $     599.5     $   131.0     $   252.3     $   149.3     $   196.0
                                              ===================================================================

Ratio of Earnings to Fixed Charges                    8.4           5.0           9.5           4.9           5.5
                                              ===================================================================
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(1)  Fixed charges represent interest (including capitalized interest) and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.